EXHIBIT 10.19

                              CONSULTING AGREEMENT

This Agreement is made and entered into January 15, 1997 between iView Software, Inc. with its principal place of business at 4101 SW 47th Avenue, Suite 101, Fort Lauderdale, Florida 33314 herein referred to as Corporation, and Union Atlantic, LC with its principal place of business at 701 Brickell Avenue, Suite 2000, Miami, Florida 33131 herein referred to as Consultant.

                                    RECITALS

1. Corporation specializes in the development and marketing of personal computer software products that provide online solutions and in the conduct of such business desires to receive certain consulting services from Mr. Robert J. O'Brien (O'Brien).

2. Consultant agrees to provide the services of O'Brien to perform these services for Corporation under the terms and conditions set forth in this Agreement. In consideration of the mutual promises set forth herein, it is agreed by and between Corporation and Consultant as follows:

                                   SECTION ONE
                                 NATURE OF WORK

Consultant will provide the services of O'Brien with respect to the development of and execution of product and marketing strategies, human and systems resource development and strategic business development ie. software and hardware bundles and international expansion. Execution will include meeting regularly with product marketing managers and supervising there efforts in implementing the marketing strategies.

                                   SECTION TWO
                                 PLACE OF WORK

It is understood that O'Brien's services will be rendered both on and off-site of Corporation. Corporation agrees to provide an office, secretarial support, and time of key employees while O'Brien is on-site. Consultant will give Corporation advance notice of those times when Consultant plans to be on-site.

                                 SECTION THREE
                              TIME DEVOTED TO WORK

In the performance of the services, the services and the hours O'Brien is to work on any given day will be entirely within the Consultant's control and Corporation will rely upon Consultant to have O'Brien provide such number of hours as is reasonably necessary to fulfill the spirit and the purpose of this Agreement.

                                  SECTION FOUR
                                    DURATION

The duration of this Agreement (the "Term"), unless otherwise extended pursuant to Section Five or by mutual consent of both parties, shall be from the date of this Agreement until December 31, 1997. This agreement will renew for 12 months with mutual consent with 30 day written notice. Should during the Term, Corporation shall enter into an agreement for either a sale or merger of the Corporation the Term shall be extended until said transaction is closed. Should during the Term, Corporation receive an Underwriter's commitment to do a public offering the Term of this agreement shall automatically renew for one 12 month period.

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                                  SECTION FIVE
                                    PAYMENT

Corporation will pay Consultant a consulting fee of Seven Thousand Dollars ($7,000) per calendar month. Payment shall be made on the first day of each month during the Term, the first such installment to be paid on February 1, 1997 for the January 1997 period.

Corporation will reimburse Consultant for all pre-approved business expenses incurred by O'Brien in the performance of the work defined herein.

The Corporation hereby agrees to grant O'Brien an option to acquire 10,000 common shares of iView Inc., at a per share price of $0.63 cents. These options shall expire three years from the date hereof. These options shall vest immediately. The common stock underlying such options shall have registration rights as provided pursuant to the agreement between iView, Inc. and Union Atlantic dated November 21, 1996.

                                  SECTION SIX
                              STATUS OF CONSULTANT

This Agreement calls for the performance of the services as an independent contractor and neither Consultant or O'Brien will be considered an employee of or broker or finder for the Corporation for any purpose.

                                 SECTION SEVEN
                              SERVICES FOR OTHERS

Consultant or O'Brien may, during the term of this Agreement, perform services for any other person or firm, without Corporation's prior approval, provided it does not compete with Corporation in the product areas where O'Brien is performing work.

                                 SECTION EIGHT
                                   OWNERSHIP

Consultant acknowledges that all work developed under this Agreement, will be the sold property of the Corporation and only Corporation will be free to use such works without any obligation to remit any payment, other than that which is agreed to in this Agreement, to Consultant for future and continued usage.

                                  SECTION NINE
                                CONFIDENTIALITY

Consultant acknowledges that it is being given access to confidential information under a non-disclosure agreement and will treat all information received as such and take the necessary precautions to ensure that this information is kept confidential by all Consultant employees and any and all subcontractors that it engages for this Agreement.

                                  SECTION TEN
                                 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The United States of America.

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                                 SECTION ELEVEN
                                  INTEGRATION

This Agreement contains the entire agreement for the services of O'Brien among the parties. This agreement does not supersede any prior or contemporaneous oral and written agreements, understandings, and representations among the parties. No amendments to this Agreement shall be binding unless executed in writing by all the parties.

                                 SECTION TWELVE
                          ARBITRATION; ATTORNEY'S FEES

Any controversy or claim arising out of, or relating to, this Agreement, to the making, performance, or interpretation of it, shall be settled by arbitration in Miami, Florida, or as otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing, and any judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

IN WITNESS WHEREOF, The parties to this Agreement and their respective shareholders have duly executed it on the day and year first above written.

                    CORPORATION
                    iView Software, Inc.

                    By: /s/ PETER BERG            1/28/97
                    ---------------------------------------
                    Peter Berg, Chairman          Date

                    CONSULTANT
                    Union Atlantic, LC

                    By: /s/ ROBERT J. O'BRIEN     1/28/97
                    ---------------------------------------
                    Robert J. O'Brien             Date

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